EXHBIT 99.1

CONTACTS:     Investor Relations         Media Relations
Thor Erickson        Fred Roselli
+1 (678) 260-3110        +1 (678) 260-3421

CCE PRESENTS AT DEUTSCHE BANK GLOBAL CONSUMER
CONFERENCE, AFFIRMS FULL-YEAR 2015 GUIDANCE

ATLANTA, June 11, 2015 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) will discuss its plans and outlook with investors today at the Deutsche Bank Global Consumer Conference in Paris at 8:45 a.m. EDT (2:45 p.m. CEST). The public can access the presentation through the company’s website, www.cokecce.com.
John F. Brock, chairman and chief executive officer, and Nik Jhangiani, senior vice president and chief financial officer, will deliver the remarks.
In the presentation, CCE will affirm 2015 full-year guidance, including earnings per diluted share growth of 6 percent to 8 percent, and slightly positive growth in both net sales and operating income. This guidance is comparable and currency neutral.
About CCE
    Coca-Cola Enterprises, Inc. is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. CCE operates with a local focus and has 17 manufacturing sites across Europe, where the company manufactures nearly 90 percent of its products in the markets in which they are consumed. Sustainability is core to CCE’s business, and the company has been recognized by leading organizations in North America and Europe for its progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about CCE, please visit www.cokecce.com and follow the company on Twitter at @cokecce.
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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.